Exhibit 99.1

FOR IMMEDIATE RELEASE

Tanox Reports Third Quarter 2003 Financial Results

HOUSTON, TX (November 14, 2003) – Tanox, Inc. (Nasdaq: TNOX) today announced quarterly financial results for the quarter ended September 30, 2003. The Company reported revenues increased to $899,000 for the three months ended September 30, 2003 compared to $253,000 for the same period in 2002. The net loss decreased to $4.4 million or $0.10 per share compared to a net loss of $7.7 million or $0.17 per share for the third quarter of 2002.

On July 19, 2003, Xolair® (Omalizumab) For Subcutaneous Use was launched in the U.S. Tanox recorded $500,000 in net royalty income based on estimated sales of Xolair® for the third quarter of 2003. This royalty income was net of amounts due to our former attorneys under an adverse arbitration award.

Research and development expenses decreased to $5.3 million in the third quarter of 2003 from $6.5 million for the third quarter of 2002 primarily due to reduced clinical trial and personnel costs as compared to the prior year. General and administrative expenses decreased to $1.2 million for the third quarter of 2003, from $2.7 million for the same period in 2002 due to reduced litigation and personnel costs.

Other income remained constant at $1.2 million for the three months ended September 30, 2003 as compared to the same period in 2002. In the third quarter of 2002, higher interest income due to higher interest rates and higher cash balances was partially offset by a write down of an available-for-sale investment.

As of September 30, 2003, Tanox increased cash and investments to $231.4 (including restricted amounts of $15.9 million), compared to $228.0 million (including restricted amounts of $14.4 million) at December 31, 2002.

About Tanox

Tanox, Inc. is a biopharmaceutical company with demonstrated expertise in monoclonal antibody technology. The Company is engaged in the discovery and development of therapeutic monoclonal antibodies designed to address significant unmet medical needs in the areas of asthma, allergy, inflammation and other diseases affecting the human immune system. In June 2003, the U.S. Food and Drug Administration approved Xolair® (Omalizumab) For Subcutaneous Use for treatment of adults and adolescents (12 years of age and above) with moderate-to-severe persistent asthma who have a positive skin test or in vitro reactivity to a perennial aeroallergen and whose symptoms are inadequately controlled with inhaled corticosteroids. Xolair®, Tanox’s first approved drug, is an anti-immunoglobulin E, or anti-IgE, antibody being developed under a collaboration agreement among Genentech, Inc., Novartis Pharma AG and Tanox.

This release and other information about Tanox, Inc. can be found on the World Wide Web at http://www.tanox.com.

For further information, contact:

Ashraf Hanna, Ph.D., M.D.

Tanox – Vice President of Strategic Planning (713) 578-4444

Michelle DeSantis

Tanox – Corporate Communications Specialist (713) 578-4444

TANOX, INC.

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(In thousands except per share data)

Summary of Operations

(unaudited)

	Three Months Ended September 30,
	2003	2002
Royalties, development agreements and license fees, net	$899	$253

Operating expenses:
Research and development	5,264	6,460
General and administrative	1,214	2,655

Total operating expenses	6,478	9,115

Loss from operations	(5,579)	(8,862)
Interest and other income/expense	1,218	1,210

Net loss	$(4,361)	$(7,652)

Net loss per basic and diluted share	$(0.10)	$(0.17)

Shares used in computing loss per share:
Basic and Diluted	43,806	43,743

Summary Balance Sheet Information

	September 30, 2003	December 31, 2002
	(Unaudited)
Assets:
Cash, cash equivalents and investments*	$231,442	$227,990
Property and equipment (net)	18,241	19,197
Other assets	4,210	4,024

Total assets	$253,893	$251,211

Liabilities and Stockholders Equity:
Accounts payable and accrued liabilities	$13,650	$10,695
Notes Payable – long term	15,000	15,000
Stockholders’ equity	225,243	225,516

Total liabilities and stockholders’ equity	$253,893	$251,211

*	includes restricted cash and investments of $15,880 and $14,441 at September 30, 2003 and December 31, 2002, respectively.

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